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                                                REGISTRATION NO. ______________

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-A

              For Registration of Certain Classes of Securities
                   Pursuant to Section 12(b) or (g) of the
                       Securities Exchange Act of 1934

                           SILVERLEAF RESORTS, INC.
            (Exact name of registrant as specified in its charter)

         Texas                                                 75-225980
(State of incorporation                                    (I.R.S. Employer
   or organization)                                       Identification No.)

   1221 Riverbend                                               75247
    Dallas, Texas                                             (Zip Code)
   (214) 631-1166
(Address of principal
 executive offices)

                   Securities to be registered pursuant to
                           Section 12(b) of the Act

   Title of each class to                       Name of each exchange on which
     be so registered                           each class is to be registered
   ----------------------                       ------------------------------

Common Stock, $0.01 par value                       New York Stock Exchange

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2), please check the following box [ ]

                   Securities to be registered pursuant to
                          Section 12(g) of the Act:

                                     None

                    (Title of each class to be registered)

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ITEM 1.         Description of Registrant's Securities to be Registered.

        Common Stock $0.01 Par Value

        The capital stock of Silverleaf Resorts, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with a par value of $0.01 per share. Holders of the Common Stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights, nor are there any redemption or sinking fund provisions, and there is no liability to further calls or to assessments by the Registrant.

        A more complete description of the Common Stock to be registered hereunder is contained in the section entitled "Description of Capital Stock--Common Stock" at page 72 of the Preliminary Prospectus included in Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-24273) filed with the Securities and Exchange Commission (the "Commission") on May 16, 1997, and is incorporated herein by reference.

        Certain provisions of the Company's Articles of Incorporation and Bylaws were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's directors. These provisions: (1) provide for a classified Board of Directors;
(2) provide that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors; (3) provide that the remaining directors shall fill any vacancy on the Board of Directors resulting from removal; (4) provide that nominations for a director may be made only by written notice; (5) provide that cumulative voting is not permitted for the election of directors; (6) provide that with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by shareholders may be made only pursuant to the Company's notice of meeting, by the Board of Directors, or by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws; (7) provide that with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of the shareholders, or provided that the Board of Directors has determined that directors shall be elected at such meeting, nominations of persons for election to the Board of Directors may be made by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws; (8) provide that in order for shareholders to call special meetings, the written consent of holders of shares entitled to cast not less than 25% of all votes entitled to be cast at such meeting is required; (9) provide that the Company limits the liability of officers and directors to the fullest extent permitted by Texas law; and
(10) provide that the Company is required to indemnify its directors and officers to the fullest extent permitted by Texas law.

ITEM 2.         Exhibits.


Exhibit
Number          Description
-------         -----------


1.1             Specimen certificate for Registrant's Common stock (filed as
                Exhibit 4.1 to Amendment No. 1 to Registrant's Registration Statement on Form S-1 (Registration No. 333-24273) filed with the Commission on May 16, 1997 and incorporated herein by reference.)

2.1             Charter of the Registrant (filed as Exhibit 3.1 to Amendment No.
                1 to Registrant's Registration Statement on Form S-1 (Registration No. 333-24273) filed with the Commission on March 31, 1997 and incorporated herein by reference.)

2.2             Bylaws of the Registrant (filed as Exhibit 3.2 to Amendment No.
                1 to Registrant's Registration Statement on Form S-1 (Registration No. 333-24273) filed with the Commission on May 16, 1997 and incorporated herein by reference.)

       [All other exhibits required by Instruction II to Item 2 will be supplied to the Exchange.]

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                                   SIGNATURE
                                   ---------


        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


DATE:   May 16, 1997                            SILVERLEAF RESORTS, INC., a
                                                Texas Corporation
                                                (Registrant)


                                                By: /s/ Robert E. Mead
                                                    -------------------------
                                                    Chief Executive Officer


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